Exhibit 5.1

February 27, 2007

Vectren Corporation

One Vectren Square

Evansville, Indiana 47708

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is being furnished in connection with the Registration Statement on Form S-3 (Registration No. 333-140777) filed by Vectren Corporation, an Indiana corporation (the “Corporation”), with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), for the issuance of up to 5,290,000 shares of its common stock, without par value, and related common share purchase rights (the “Shares”).

In connection with the issuance of the Shares, we have examined and are familiar with: (a) the articles of incorporation and bylaws of the Corporation, as presently in effect, (b) the proceedings of and actions taken by the Board of Directors of the Corporation in connection with the issuance and sale of the Shares to be sold by the Corporation to JPMorgan Chase Bank, National Association (“JPM”) pursuant to a forward purchase contract dated February 22, 2007 between the Corporation and JPM (the “Forward Purchase Contract”), and (c) such other records, certificates and documents as we have considered necessary or appropriate for purposes of this opinion.

Based on the documents set forth above, we are of the opinion that the Shares have been duly authorized and, when duly issued and delivered to JPM under the Forward Purchase Contract against payment therefor, will be legally issued, fully paid and nonassessable.

The foregoing opinion is limited to the application of the internal laws of the State of Indiana and applicable federal law, and no opinion is expressed herein as to any matter governed by the laws of any other jurisdiction. We assume no obligation to supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinions expressed herein after the date hereof.

We consent to the use of our name under the caption “Legal Matters” in the prospectus supplement relating to the offering of the Shares dated February 22, 2007 and to the filing of this opinion as Exhibit 5 to the Registration Statement.

Very truly yours

/s/ Barnes & Thornburg LLP

BARNES & THORNBURG LLP